Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below sets forth the financial position and results of operations of InfoSonics Corporation (“InfoSonics” or the “Company”) after giving effect to the Merger with Cooltech Holdings Corporation (“Cooltech”) and the following three related transactions (the “Transactions”):

a)

the August 2, 2017 equity offering by InfoSonics of 100,000 common shares and warrants pursuant to the Public Offering (already included in the historical financial statements of InfoSonics as of December 31, 2017);

b)	the private placement by InfoSonics of 175,000 common shares and warrants to be completed in connection with the Merger, pursuant to the Private Placement; and
c)	the private placement by InfoSonics of $1 million of three year 0% convertible notes and warrants pursuant to the Note Private Placement.

It should be noted that all share and per share amounts in this pro forma presentation have been adjusted for the two 1-for-5 reverse stock splits affected by the Company in October 2017 and March 2018.  The following unaudited pro forma condensed combined financial statements give effect to the Merger and related transactions and were prepared in accordance with the regulations of the SEC and generally accepted accounting principles in the United States. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the then pending Merger and the Transactions occurred on December 31, 2017, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 are presented as if the Merger and the Transactions occurred on January 1, 2017. For accounting purposes, Cooltech is considered to be acquiring InfoSonics in the Merger. Cooltech was determined to be the “accounting acquirer” based upon the terms of the Merger Agreement and the three Securities Purchase Agreements which result in the following: (i) Cooltech stockholders will own 2,150,000 shares (reverse split adjusted) of InfoSonics Common Stock and warrants on approximately 389,000 additional shares, which together gives them approximately 82% of the common shares of the combined organization on a fully-diluted basis following the closing of the Merger, (ii) Cooltech directors will hold a majority of board seats in the combined organization and (iii) Cooltech management will hold all key positions in the management of the combined organization. Consequently, in accordance with the provisions of Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”), the Merger will be accounted for as a reverse acquisition using the acquisition method of accounting.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position actually would have been had the Merger transactions been completed on date indicated or what the combined company's results of operations actually would have been had the Merger transactions been completed as of the beginning of the periods indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements include adjustments for events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. Certain of these adjustments are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

It should be noted that there have been no material transactions between InfoSonics and Cooltech during the periods presented in the unaudited pro forma condensed combined financial statements. In addition, these statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the Merger, or the costs to combine the operations of InfoSonics and Cooltech or other structural changes.

The pro forma financial information has been derived from and should be read in conjunction with the following:

(a)	consolidated financial statements and related notes of InfoSonics, as filed with its Annual Report on Form 10-K for the year ended December 31, 2017; and
(b)	consolidated financial statements and related notes of Cooltech for the year ended December 31, 2017, as filed herewith on Form 8-K.

INFOSONICS CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2017

(in thousands)

	Historical		Pro Forma Merger Adjustments
	InfoSonics	Cooltech	Amount	Notes	Combined Organization
ASSETS
Current assets:
Cash and cash equivalents	$612	$346	$2,750	A	$3,708
Restricted cash	—	1,008			1,008
Trade accounts receivable, net	5,706	8,495			14,201
Other accounts receivable	—	3,361			3,361
Inventory	3,879	1,631			5,510
Due from related parties	—	—			—
Prepaid assets	1,782	11			1,793
Total current assets	11,979	14,852	2,750		29,581
Property and equipment, net	350	391			741
Intangibles, net	—	1,135			1,135
Goodwill	—	5,936	243	D	6,179
Other assets	28	138			166
Total assets	$12,357	$22,452	$2,993		$37,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,762	$10,841			$14,603
Accrued expenses	1,490	1,276	$1,436	B	4,252
			50	C
Notes payable to related parties	—	441			441
Notes payable	—	3,374			3,374
Total current liabilities	5,252	15,932	1,486		22,670
Long-term notes payable to related parties		3,315			3,315
Long-term notes payable	—	5,540	729	A	6,269
Total liabilities	5,252	24,787	2,215		32,254
Stockholders’ equity:
Common stock	3	1	3	D	3
			(3)	E
			(1)	F
Preferred stock	—	—			—
Additional paid-in capital	34,243	7,578	2,021	A	15,509
			7,930	D
			(36,264)	E
			1	F
Accumulated other comprehensive loss	(2,595)	(128)	2,595	E	(128)
Accumulated deficit	(24,546)	(9,786)	24,546	E	(9,836)
			(1,436)	B
			(50)	C
			1,436	E
Total stockholders’ equity	7,105	(2,335)	778		5,548
Total liabilities and stockholders’ equity	$12,357	$22,452	$2,993		$37,802

INFOSONICS CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share amounts)

	For the Year Ended December 31, 2017
	InfoSonics	Cooltech	Pro Forma Merger Adjustments	Notes	Combined Organization
Net sales	$23,386	$13,615			$37,001
Cost of sales	21,397	11,331			32,728
Gross profit	1,989	2,284	—		4,273
Selling, general and administrative expenses	6,461	8,998			15,459
Operating loss	(4,472)	(6,714)	—		(11,186)
Other expense:
Interest, net	(182)	(1,013)			(1,195)
Other income (expense)	(13)	187			174
Loss before provision for income taxes	(4,667)	(7,540)	—		(12,207)
Provision for income taxes	(3)	—			(3)
Net loss	$(4,670)	$(7,540)	$—		$(12,210)
Net loss per share (basic and diluted)	$(1.52)	$(1.73)			$(6.22)
Basic and diluted weighted-average number of common shares outstanding	3,077	4,358	(5,473)	F	1,962

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the following four transactions occurred on December 31, 2017: (1) the Merger, (2) the Public Offering, (3) the Private Placement and (4) the Note Private Placement. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 assumes that the four transactions took place on January 1, 2017 and combines the historical results of InfoSonics and Cooltech.

2.	Merger Consideration

Because of the change of control that results from the Merger, it is considered to be a reverse merger and Cooltech is deemed to be acquiring InfoSonics for accounting purposes. In addition, because the Merger involves only the exchange of equity and Cooltech is a private company whose value is difficult to measure, the fair value of the equity of InfoSonics is used to measure consideration transferred because it has a quoted market price. The market price per share used for the pro forma presentation is $8.15 per share, the closing price of the Company’s stock on March 12, 2018, the date of the Merger closing. Using this price, the value of the Merger consideration amounts to approximately $7.9 million.

For further clarification, the Merger provides for the issuance by InfoSonics of 1,875,000 shares of its common stock in exchange for all of the outstanding stock of Cooltech. The Merger was preceded by the sale of 100,000 shares in the Public Offering. There were a total of 575,656 shares of InfoSonics common stock outstanding before the sale of shares in the Public Offering, resulting in 675,656 shares including the new shares outstanding before the Merger. Contingent on the Merger and receipt of approval from the Company’s stockholders, the Company also agreed to sell an additional 175,000 shares in the Private Placement to current shareholders of Cooltech.

As indicated in ASC 805-40-30-2, the Merger is a reverse acquisition in which Cooltech is the accounting acquirer and InfoSonics is the accounting acquiree. Consistent with this concept, Cooltech is not issuing consideration to acquire InfoSonics and InfoSonics is issuing its common stock to the owners of Cooltech as consideration in the Merger. The measurement of the consideration transferred by Cooltech for its interest in InfoSonics is based on the fair value of the equity interest that Cooltech would have had to issue to give the InfoSonics shareholders the same percentage equity interest in the combined company. As such, this consideration would be the fair value of 31.21% of the combined company calculated as 850,656 shares held by InfoSonics shareholders prior to the Merger divided by 2,725,558 shares outstanding after the Merger. Therefore, the fair value of the consideration to be given by Cooltech in the Merger is calculated by multiplying the 675,656 shares by the $8.15/per share price of InfoSonics common stock to yield $5.5 million and adding the $1.75 million value of the Private Placement and $676,000 representing the value of outstanding stock warrants and options.

3.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to InfoSonics’ issuance of 175,000 shares in the Private Placement, the private placement by InfoSonics of $1 million of three-year 0% convertible notes in the Note Private Placement and the acquisition of the value of InfoSonics’ net assets by Cooltech. The pro forma adjustments are described below.

A.	To reflect the $1.75 million of proceeds from the Private Placement and the $1.0 million of proceeds from the Note Private Placement.
B.	To record InfoSonics’ estimated transaction costs, primarily legal, advisory and transactional fees and severance that were not incurred as of December 31, 2017.
C.	To record Cooltech’s estimated transaction costs, primarily legal fees that were not incurred as of December 31, 2017.

D.

To record the fair value of the consideration transferred by Cooltech in connection with the Merger equivalent to the 675,676 shares of InfoSonics stock that will be outstanding at the time of the Merger (giving effect to both the Public Offering and the Private Placement) at $8.15 per share, the closing price of the Company’s stock on March 12, 2018, the date of the Merger closing.

E.

To reflect the elimination of InfoSonics’ historical common stock, accumulated deficit and accumulated other comprehensive loss, including the impact of the pro forma adjustments to InfoSonics’ current liabilities.

F.	To reflect shares issued from the Private Placement and the Merger, as well as the elimination of Cooltech shares.
G.

It should be noted that adjustments B and C are reflected in the pro forma condensed combined balance sheet only. The adjustments comprise the estimated transaction expenses incurred by InfoSonics and Cooltech. In accordance with the rules of the SEC contained in Regulation S-X Rule 11.02(b)(6), these adjustments are not reflected in the pro forma condensed combined statement of operations because they represent material “nonrecurring” charges or credits which result directly from the transaction and which will be included in the statement of operations of the combined entity within the 12 months following the transaction.